VAN KAMPEN GROWTH AND INCOME FUND


A Joint Special Meeting of the Shareholders of the Fund was held on December 15, 1999 where shareholders voted on the election of Trustees and the ratification of PricewaterhouseCoopers LLP, as the independent public accountants. With regard to the election of J. Miles Branagan, as elected trustee by the shareholders of the Fund, 43,998,356 shares were voted in the affirmative and 667,363 shares were withheld. With regard to the election of Jerry D. Choate, as elected trustee by the shareholders of the Fund, 43,993,428 voted in the affirmative and 682,291 shares were withheld. With regard to the election of Linda Hutton Heagy, as elected trustee by the shareholders of the Fund, 43,991,728 shares were voted in the affirmative and 683,991 shares were withheld. With regard to the election of R. Craig Kennedy, as elected trustee by the shareholders of the Fund, 44,011,626 shares were voted in the affirmative and 664,093 shares were withheld. With regard to the election of Mitchell M. Merin, as elected trustee by the shareholders of the Fund, 44,004,191 shares were voted in the affirmative and 671,528 shares were withheld. With regard to the election of Jack E. Nelson, as elected trustee by the shareholders of the Fund, 44,007,051 shares were voted in the affirmative and 668,668 shares were withheld. With regard to the election of Richard F. Powers, III, as elected trustee by the shareholders of the Fund, 43,993,841 shares were voted in the affirmative and 681,878 shares were withheld. With regard to the election of Phillip B. Rooney, as elected trustee by the shareholders of the Fund, 43,998,982 shares were voted in the affirmative and 676,737 shares were withheld. With regard to the election of Fernando Sisto, as elected trustee by the shareholders of the Fund, 43,978,815 shares were voted in the affirmative and 696,904 shares were withheld. With regard to the election of Wayne W. Whalen, as elected trustee by the shareholders of the Fund, 43,993,967 shares were voted in the affirmative and 681,753 shares were withheld. With regard to the election of Suzanne H. Woolsey, as elected trustee by the shareholders of the Fund, 43,991,987 shares were voted in the affirmative and 683,732 shares were withheld. With regard to the election of Paul G. Yovovich, as elected trustee by the shareholders of the Fund, 44,001,338 shares were voted in the affirmative and 674,382 shares were withheld. With regard to the ratification of PricewaterhouseCoopers LLP to act as independent public accountants for the Fund, 43,674,414 shares were voted in the affirmative and 168,287 shares were voted against the proposal and 833,018 shares abstained from voting.